UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 5, 2007

ACCO BRANDS CORPORATION
(Exact name of registrant as specified in its charter)

____________________________

Delaware	001-08454	36-2704017
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
300 Tower Parkway Lincolnshire, IL 60069		60069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 541-9500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02.—Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2007, the Board of Directors of ACCO Brands Corporation (the “Company”) appointed Duane L. Burnham as a director, effective as of December 6, 2007.  Mr. Burnham has been appointed as a Class II director and is expected to serve until the Company’s 2010 annual stockholders’ meeting and until his successor is duly elected and qualified.  In connection with Mr. Burnham’s appointment, the Board of Directors increased the size of the board from nine members to ten.  The Board of Directors has determined that Mr. Burnham meets the independence requirements of the New York Stock Exchange and those set forth in the Company’s Corporate Governance Principles.  He also is expected to become a member of the Audit Committee of the Board of Directors.

Mr. Burnham is the retired chairman and chief executive officer of Abbott Laboratories, Inc.  He joined Abbott in 1982 as senior vice president, finance, and chief financial officer, and was named chief executive officer in 1989 and chairman of the board in 1990. Mr. Burnham retired in 1999.  He has served on the boards of directors of the Federal Reserve Bank of Chicago, NCR Corporation, Northern Trust Corporation, and Sara Lee Corporation.  He has been a member of the Business Roundtable, past chairman of the Emergency Committee for American Trade, a board member of the Healthcare Leadership Council, and a trustee of the National Trust for Historic Preservation.  The Company’s press release issued in connection with Mr. Burnham’s appointment is attached as Exhibit 99.1.

Section 9—Financial Statements and Exhibits

Item 9.01—Financial Statements and Exhibits.

(d) Exhibits

99.1    Press release, dated December 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCO BRANDS CORPORATION (Registrant)

Date: December 10, 2007	By:	/s/Steven Rubin
Name: Steven Rubin
Title: Senior Vice President, Secretary and General Counsel

INDEX TO EXHIBITS

Exhibit

99.1	Press release, dated December 6, 2007